UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report
August 29, 2008
Date of Earliest Event Reported (August 28, 2008)

SYNCORA HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32950	Not Applicable
(Jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

A.S. Cooper Building
26 Reid Street
Hamilton HM11, Bermuda
(Address of principal executive
offices, including zip code)

(441) 279-7450
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     Effective as of August 28, 2008, Claude L. LeBlanc and Syncora Holdings Ltd. (“Syncora”) entered into an Amended and Restated Employment Agreement (the “Amended and Restated Employment Agreement”), which amends and restates Mr. LeBlanc’s existing Employment Agreement with Syncora, dated as of January 1, 2008 (the “Prior Employment Agreement”). Pursuant to the Amended and Restated Employment Agreement, effective August 28, 2008, Mr. LeBlanc’s title and position changed to Special Advisor to Syncora’s Board of Directors (the “Board”) from Executive Vice President, Corporate Development & Strategy of Syncora. In this capacity, Mr. LeBlanc will report directly to the Chairman of the Board and his duties and responsibilities will primarily relate to Syncora’s ongoing restructuring efforts and related activities. Mr. LeBlanc will serve Syncora on a month-to-month basis at a monthly base salary rate of $36,000.

     Pursuant to the terms of the Amended and Restated Employment Agreement, Mr. LeBlanc has been paid the following payments: (1) in recognition of his efforts to date in Syncora’s restructuring, a transaction bonus of $1,500,000; (2) a stay bonus of $550,000; and (3) in consideration of Mr. LeBlanc’s agreement to provide Syncora with a general release of claims and to be bound by more restrictive non-competition and non-solicitation covenants than are in the Prior Employment Agreement, an additional payment of $1,250,000. If Mr. LeBlanc resigns from Syncora prior to October 31, 2008 without “good reason” (as defined in the Amended and Restated Employment Agreement), he must return the second and third of these payments. In addition, Syncora has agreed to vest restricted stock and certain stock options previously granted to Mr. LeBlanc so long as he does not resign (except with good reason) before October 31, 2008. (These equity compensation awards will also vest if a change in control of Syncora occurs before October 31, 2008.) Mr. LeBlanc has agreed to forfeit certain of his compensation and benefit entitlements, including unpaid retention bonuses, an unpaid incentive payment, any entitlement to severance pay and housing benefits and certain stock options previously granted to him.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 29, 2008
Syncora Holdings Ltd.

/s/ Susan Comparato
	Name:	Susan Comparato
	Title:	Acting Chief Executive Officer and President